EXHIBIT 99.1

Anavex Life Sciences Names Terrie Kellmeyer, Ph.D., as President and Chief Executive Officer and Member of the Board of Directors

Seasoned biopharmaceutical executive with more than 30 years of leadership experience spanning clinical development, regulatory strategy and operational execution appointed to lead company into new phase of clinical development and growth

NEW YORK, November 3, 2026 – Anavex Life Sciences Corp. (Nasdaq: AVXL) (“Anavex” or the “Company”), a clinical-stage biopharmaceutical company developing innovative treatments for central nervous system diseases with significant unmet medical needs, today announced that on November 1, 2026, its Board of Directors appointed Terrie Kellmeyer, Ph.D., who had been serving as the Company’s Interim Chief Executive Officer, as the Company’s President and Chief Executive Officer. She will also join Anavex’s Board of Directors.

“Dr. Kellmeyer has provided steady leadership and a clear vision during an important period for Anavex, sharpening the focus of our clinical programs and advancing our engagement with the FDA,” said Peter Donhauser, D.O., member of the Board of Directors. “She brings a deep understanding of our science, a disciplined approach to execution and an unwavering commitment to patients. The Board’s decision reflects our unequivocal support for her strategy and her plans to build a top-notch management team, and we are confident she is the ideal leader to drive Anavex to its full potential.”

“I am honored by the Board’s confidence and grateful to our team, whose dedication over the past several months has positioned Anavex for its next chapter,” said Dr. Kellmeyer. “We have strengthened our operations, advanced each of our programs and established a constructive dialogue with the FDA. My priorities are clear: disciplined execution of our clinical plans, generating high-quality data to support regulatory decisions and transparent communication with patients, investors and regulators. We are accountable to the patients and families we serve and to our shareholders, and we intend to deliver on our commitments.”

Anavex is developing blarcamesine (ANAVEX®2-73) in Alzheimer’s disease, Rett syndrome and Fragile X syndrome. Under Dr. Kellmeyer’s interim leadership, the Company has achieved and recently announced several key milestones across its development portfolio, including the completion of key clinical pharmacology studies, U.S. Food and Drug Administration (FDA) clearance of its Investigational New Drug (IND) application in Fragile X syndrome, and continued progress supporting its planned Phase 3 Rett syndrome program. Anavex’s strategy is centered on close collaboration with the FDA and advancing blarcamesine through well-designed clinical studies. With active INDs across each of its core indications, Anavex remains focused on generating clinical evidence, advancing its precision medicine approach and pursuing potential new treatment options for patients and families.

Dr. Kellmeyer brings more than 30 years of biopharmaceutical industry experience spanning clinical development, regulatory affairs, clinical operations and medical affairs. Prior to her appointment as Chief Executive Officer, she served as Interim Chief Executive Officer and Senior Vice President, Clinical Development at Anavex. Before joining Anavex, Dr. Kellmeyer held senior leadership positions at Aardvark Therapeutics, Acer Therapeutics, Madrigal Pharmaceuticals, Intercept Pharmaceuticals, Amylin Pharmaceuticals and Gen-Probe, and played a key role in the advancement of multiple development programs and the achievement of significant regulatory milestones in the United States and Europe. Dr. Kellmeyer received her Ph.D. in Molecular Biology from SUNY Syracuse and completed a postdoctoral fellowship at the University of Rochester.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (Nasdaq: AVXL) is a publicly traded clinical-stage biopharmaceutical company developing innovative therapeutics for the treatment of central nervous system diseases with high unmet medical need. Further information is available at www.anavex.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements regarding the Company’s clinical trial plans, preclinical and clinical data, clinical development programs and business prospects, the Company’s leadership strategy and management team development, the execution and advancement of its clinical development plans, its planned Phase 3 Rett syndrome program, its collaboration and interactions with the FDA, the advancement of blarcamesine, the generation of additional clinical evidence, and the pursuit of potential new treatment options are forward-looking statements. These statements can be identified by the use of forward-looking terminology, including the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could” and similar expressions, or the negative thereof. Many factors may cause actual results to differ materially from those projected in any of such forward-looking statements, including volatility in the Company’s stock price and the market in general; the Company’s ability to raise additional capital; challenges seeking, and ultimately obtaining, regulatory approval for the Company’s product candidates; the ability of Fast Track designation or Breakthrough Therapy designation to lead to a faster FDA review and approval process; the Company’s ability to maintain any benefits associated with Orphan Drug Designation, including market exclusivity; undesirable side effects caused by the Company’s product candidates; the Company’s ability to attract and retain highly qualified personnel; the Company’s reliance on third parties; the Company’s ability to obtain and maintain sufficient intellectual property protection for our product candidates; the Company’s ability to defend against claims of intellectual property infringement; the Company’s ability to compete in the highly competitive biotechnology and pharmaceutical industries; and the other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, filed with the Securities and Exchange Commission (“SEC”) on November 25, 2025, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2025, filed with the SEC on February 9, 2026, the Company’s Form 10-K/A for the fiscal year ended September 30, 2025, filed with the SEC on August 28, 2026, the Company’s Form 10-Q/A for the quarterly period ended December 31, 2025, filed with the SEC on August 28, 2026, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on August 28, 2026, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 28, 2026, and subsequent filings and furnishings with the SEC, which should be considered together with any forward-looking statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof except as required by law.

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